                                                                    EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into by and between GISH BIOMEDICAL, INC., a California corporation ("Company"), and JOHN HART ("Employee").


                                    RECITALS

     A. The Company is acquiring certain assets of Creative Medical Development, Inc. ("CMD") pursuant to an Asset Purchase Agreement dated September 13, 1995, ("CMD Acquisition"); and

     B. Employee has been employed by CMD since 19__. The Company desires to employ Employee once the CMD Acquisition is completed, and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement;


     Therefore, the parties agree as follows:

     1. EMPLOYMENT: Employee shall be employed as an Assistant General Manager of the Company reporting to Jack Brown, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by the Company from time to time.

     2. TERM: This Agreement and Employee's employment shall commence on April 17, 1996 and shall continue until April 17, 1997 ("Initial Term"), unless terminated earlier in accordance with this Agreement, and thereafter Employee shall be employed by the Company for an indefinite term until terminated in accordance with this Agreement.

     3. LOCATION: Unless the parties otherwise agree in writing, Employee shall be employed at the facilities located at 870 Gold Flat Road, Nevada City, CA 95959, or elsewhere in the Grass Valley/Nevada City area, but from time to time may be required to travel temporarily to other locations to perform assigned duties and responsibilities.

     4. COMPENSATION AND BENEFITS: In consideration for all services to be performed under this Agreement, Employee shall receive the following compensation and benefits:

          A. SALARY: Employee shall be paid a base salary at the rate of Ninety-Six Thousand Dollars ($96,000) per year.

          B. STOCK AWARD: Employee shall be awarded 750 shares of the Company's common stock on each of the following dates: July 17, 1996, October 17, 1996, January 17, 1997 and April 17, 1997, for an total award of 3,000 such shares, unless Employee is terminated earlier for Cause as provided in Section 5(C) this Agreement, in which case Employee shall not be entitled to any further awards of stock (or any pro rata portion) under this subsection after the effective date of such termination.

          C. STOCK BONUS: Employee shall be awarded an additional 3,000 shares of the Company's common stock upon completion of an administrative transition between the Company and CMD with respect to the Assets.

          D. VACATION: Employee shall accrue vacation in accordance with the Company's vacation policy for comparable employees, except that Employee's seniority with the Company shall be calculated from Employee's date of hire by CMD solely for purposes of vacation accrual.

          E. EMPLOYEE BENEFIT PLANS: Employee shall be entitled to participate in such group medical, dental, visual, and other benefit plans as the Company may offer from time to time for personnel of comparable stature.

          F. EXPENSE REIMBURSEMENT: The Company shall reimburse Employee for all reasonable and properly documented business expenses necessarily incurred in connection with Employee's performance of his duties under this Agreement.

     5. TERMINATION: This Agreement and Employee's employment can be terminated at any time during or after the Initial Term as follows:

          A. DEATH: This Agreement shall terminate immediately upon Employee's death, in which event the Company's only obligation shall be to pay all compensation owing for services rendered by Employee prior to the date of his death.

          B.  DISABILITY:   To the extent permitted by law, the Company may
     terminate Employee's employment in the event that Employee is disabled from performing the essential functions of his position, with reasonable accommodation, in which event the Company's only obligation shall be to pay all compensation owing for services rendered by Employee prior to the date of his termination.

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

          C. TERMINATION FOR CAUSE: The Company may terminate this Agreement immediately upon written notice to Employee in the event Employee (i) commits any material misconduct, willful breach, or habitual neglect of his duties, (ii) commits any material violation of any policy or procedure of the Company, or (iii) engages in poor performance that is not cured after counseling by the Company. In such event, the Company's sole obligation to Employee shall be to pay all compensation owing for services rendered by Employee prior to notice of termination under this subsection.

          D. TERMINATION WITHOUT CAUSE: The Company in its sole discretion may also terminate Employee's employment at any time without cause or prior warning. In the event such termination without cause takes effect during the Initial Term, the Company's sole obligations shall be as follows: (i) to continue paying Employee's base salary through regular payroll, minus appropriate withholding and payroll deduction, for the remainder of the Initial Term; (ii) to provide Employee with the stock awards described in Sections 4(B) of this Agreement for the remainder of the Initial Term; and
     (iii) to provide Employee with the stock bonus described in Section 4(C) of this Agreement but only if the conditions described in that Section are fulfilled within one year from the date on which such termination without cause takes effect. In the event Employee is terminated by the Company without cause after the Initial Term, the Company's sole obligation shall be to provide two (2) weeks notice or pay in lieu thereof through the Company's regular payroll, minus appropriate withholding and payroll deductions.

          E. FAILURE TO COMPLETE CMD ACQUISITION: Notwithstanding any provision of this Agreement to the contrary, in the event the CMD Acquisition is not completed for any reason, whether or not Employee has already commenced employment with the Company, the Company may terminate this Agreement and Employee's employment without cause or prior warning in which case the Company's sole obligation shall be to pay all compensation owing for the services rendered by Employee, if any, prior to notice of termination.

          F. TERMINATION BY EMPLOYEE: Employee may terminate his employment at any time after the Initial Term by giving written notice to the Company in accordance with the Company's policy on notice of resignation by comparable employees, in which case the Company's sole obligation shall be to pay all compensation owing for the services rendered by Employee prior to notice of termination.

          G. COMPANY'S SOLE OBLIGATION: In the event of any termination pursuant to this Section 4, the payment of the amounts set forth in subsections (A) through (F) above as applicable constitute the sole obligations of the

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

     Company and are in lieu of any damages or other compensation that Employee may claim in connection with this Agreement.

          H. RETURN OF COMPANY PROPERTY: Upon termination of employment for any reason, Employee shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

     6. CONFIDENTIALITY: Employee acknowledges and agrees that Employee will be entrusted with trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.
Confidential Information shall not include information which has become known or readily accessible to the trade through lawful and proper means.

          A. During the entire term of Employee's employment with the Company, and at all times thereafter, Employee shall not disclose or exploit any Confidential Information except as necessary in the performance of Employee's duties under this Agreement or with the Company's express written consent.

          B. During the entire term of Employee's employment by the Company and for one year thereafter, Employee shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.

          C.  Employee acknowledges and agrees that any violation of this
     Section 5 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of damage caused to the Company. Employee therefore consents to the issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any other remedies the Company may have.

     7. INVENTIONS: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Employee during or as the result of his employment with the Company shall constitute the sole and exclusive property of the Company. Employee shall disclose all such matters to the Company, assign all right, title and interest Employee may have in them, and cooperate with the Company in obtaining and perfecting any patent, copyright, trademark, or other legal protection. This Section 6 shall not apply to any invention

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

which qualifies fully under California Labor Code section 2870, a true copy of which is attached to this Agreement as Exhibit A.

     8. CONFLICT OF INTERESTS: During the term of this Agreement, Employee shall devote Employee's full working time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of Employee's duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the President.

     9. EMPLOYEE BENEFIT PLANS: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law, or to terminate this Agreement in accordance with its terms. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of existing plans.

     10. ASSIGNMENT: This Agreement may not be assigned by Employee, but may be assigned by the Company to any successor in interest to its business. This Agreement shall bind and inure to be benefit of the Company's successors and assigns, as well as Employee's heirs, executors, administrators, and legal representatives.

     11. NOTICES: All notices required by this Agreement may be delivered by first class mail at the following addresses:

          To the Company:  Gish Biomedical, Inc.
                           2681 Kelvin Avenue
                           Irvine, CA  92714-5821

          To Employee:     John Hart
                           P.O. Box 2495
                           Grass Valley, CA 95945

     12. AMENDMENT: This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

     13. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of California.

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

     14. PARTIAL INVALIDITY: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

     15. WAIVER: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

     16. ARBITRATION: Any dispute involving the interpretation or enforcement of this Agreement or relating in any manner to Employee's employment, compensation, or termination shall be resolved by impartial arbitration in Orange County, California, under the auspices of the American Arbitration Association. The decision of the arbitrator shall be final and binding. Both parties acknowledge they are waiving the right to trial by jury on any matter encompassed by this provision. Each party shall bear its own costs and attorneys' fees in any such arbitration.

     17. COMPLETE AGREEMENT: This Agreement contains the entire agreement between the parties with respect to the terms and conditions of Employee's employment by the Company, and supersedes any and all prior and contemporaneous oral and written agreements or negotiations which shall have no further force and effect.


"Employee"


/s/ JOHN HART              Dated:  April 17, 1996
- ------------------------
John Hart


"Company"

GISH BIOMEDICAL, INC.


                           Dated:  April 17, 1996
- ------------------------
Name:     Jack Brown
       -----------------

Title:    President
       -----------------

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

                                   EXHIBIT A



                       CALIFORNIA LABOR CODE SECTION 2870

                  EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS



    "(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

         (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

         (2) Result from any work performed by the employee for the employer.

    (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

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